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                                                                      EXHIBIT 11

                         Alabama National BanCorporation

                  Computation of Earnings Per Share (Unaudited)
                    (In thousands, except per share amounts)

                                                                           Per Share
                                                   Income      Shares        Amount
                                                   ------      ------      ---------
THREE MONTHS ENDED MARCH 31, 2002
Basic EPS net income ........................      $8,608      12,350         $0.70
                                                                              =====
Effect of dilutive securities ...............        --           284
                                                   ------      ------
Diluted EPS .................................      $8,608      12,634         $0.68
                                                   ======      ======         =====

THREE MONTHS ENDED MARCH 31, 2001
Basic EPS net income ........................      $5,843      11,788         $0.50
                                                                              =====
Effect of dilutive securities ...............        --           239
                                                   ------      ------
Diluted EPS .................................      $5,843      12,027         $0.49
                                                   ======      ======         =====
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